EXHIBIT 15

              AquaPenn Spring Water Company, Inc. and Subsidiaries
                  Copy of Letter from Independent Accountants'
                Regarding Unaudited Interim Financial Information




To the Board of Directors
AquaPenn Spring Water Company, Inc.


We acknowledge our awareness of the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of the Act.


Very truly yours,

/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP


State College, PA
May 1, 1998